Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Expedia Holdings, Inc.:

We consent to the incorporation by reference in the following registration statements of Liberty Expedia Holdings, Inc. of our reports dated February 8, 2019, with respect to the consolidated balance sheets of Liberty Expedia Holdings, Inc. as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows and equity for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Liberty Expedia Holdings, Inc.

Description	Registration Statement No.	Description
S-8	333-214679	Liberty Expedia Holdings, Inc. Transitional Stock Adjustment Plan; Liberty Expedia Holdings, Inc. 2016 Omnibus Incentive Plan

/s/ KPMG LLP

Denver, Colorado
February 8,  2019